AMERICAN
                             METRO/STUDY CORPORATION
                       14001 Dallas Parkway o Suite 1010 o
                               Dallas, Texas 75240
                         972/701-9200 o Fax 972/701-9909


October 7, 1998

Mr. Richard Laxton, CEO
Woodhaven Homes, Ltd.
2501 Oaklawn, Suite 550 Ave.
Dallas, TX 75219

Dear Richard:

The sources used to produce the information and data in the "Market" section of your prospectus include American Metro/Study's propriety database of single family residential activity in the Metroplex, as well as the U.S. Bureau of Labor Statistics, the U.S.
Census Bureau, and the Greater Dallas Chamber of Commerce.

We consent to the use of name in the registration statement and the data referred to therein.


Very truly yours,


                                  /S/ Robert V. Gass
                               /S/ Robert V. Gass


                             Robert V. Gass
                         President - North Texas Region
                              American Metro/Study